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                                                                     Exhibit 8.1



                            __________________, 2003

Sky Financial Group, Inc.
221 South Church Street
Bowling Green, Ohio  43402


         RE: MERGER OF METROPOLITAN FINANCIAL CORP. ("METROPOLITAN"), WITH AND INTO SKY FINANCIAL GROUP, INC. ("SKY")


Ladies and Gentlemen:

                  You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Metropolitan with and into Sky, an Ohio corporation. Pursuant to the Agreement and Plan of Merger entered into by Metropolitan and Sky as of October 23, 2002 (the "Merger Agreement"), the total merger consideration will consist of between 2,269,293 and ____________ Sky common shares and up to $_____________ of cash (not including cash paid in lieu of Sky fractional common shares or adjustment relating to Metropolitan stock option plans).

                               Documents Examined

                  In delivering this opinion, we have reviewed and relied upon the following:

                  1. The Merger Agreement (including Exhibits).

                  2. The Registration Statement on Form S-4 (including all annexes and exhibits) as filed with the Securities and Exchange Commission in connection with Merger and related transactions (the "Registration Statement").

                  3. The Representation Certificates of officers of Metropolitan and Sky, respectively, (the "Representation Certificates") dated as of the date hereof.

                  4. Such other documents, records, and matters of law as we have deemed necessary or appropriate in rendering this opinion.

         In our review and examination of the foregoing, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or duplicate copies thereof. We have further assumed that the execution and delivery of any of the foregoing have been duly
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Board of Directors

________________, 2003
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authorized by all necessary corporate actions in order to make the foregoing valid and legally binding obligations of the parties, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

                               Factual Assumptions

                  In rendering this opinion, we have made the following assumptions as to factual matters:

                  1. The Representation Certificates referenced in the section hereof entitled Documents Examined are executed and delivered to us in the form that we have heretofore tendered them;

                  2. The representations as to factual matters contained in the Representation Certificate are all true, correct and complete in all material respects as of the effective date of the Merger and no actions have been (or will be) taken that are inconsistent with such representations;

                  3. Any statement made in any of the documents referred to herein "to the best of the knowledge" of any person or party is correct without such qualification;

                  4. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken that are inconsistent therewith;

                  5. The Merger and all transactions related thereto or contemplated by the Merger Agreement and the Registration Statement shall be consummated in accordance with the terms and conditions of the applicable documents

                  6. The Merger will be reported by Metropolitan and Sky on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

                  7. The Merger will qualify as a merger under Ohio corporation law.

                             Limitations on Opinion

         The following limitations apply with respect to this opinion:

                  1. This opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder (including proposed Treasury regulations), and the interpretations thereof by the Internal
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Board of Directors

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Revenue Service and those courts having jurisdiction over such matters as of the date of the Merger, all of which are subject to change either prospectively or retrospectively. No opinion is rendered with respect to the effect, if any, of any pending legislation or administrative regulation or ruling as of the effective date of the Merger, or any future legislation or administrative regulation or ruling, that may have a bearing on any of the foregoing. We disclaim any undertaking to advise you of any subsequent changes in applicable law, regulations or interpretations thereof. This opinion is not the equivalent of a ruling from, and is not binding on, the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service or the courts will agree with the conclusions expressed herein.

                  2. We have not been asked to render an opinion with respect to any federal income tax matters except those set forth below, nor have we been asked to render an opinion with respect to any foreign, state or local tax consequences of the Merger. Accordingly, this opinion should not be construed as applying in any manner to any tax aspect of the Transaction other than as set forth below.

                  3. All factual assumptions set forth above are material to all opinions herein rendered and have been relied upon by us in rendering all such opinions. Any material inaccuracy in any one or more of the assumed facts may nullify all or some of the conclusions stated in such opinion.

                                     Opinion

                  Based upon and subject to the foregoing, we hereby render the following opinions:

                  (a) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

                  (b) Metropolitan and Sky will each be a "party to the reorganization" as defined in Section 368(b) of the Code; and

                  (c) No gain or loss will be recognized by Metropolitan as a result of the transactions contemplated in the Merger Agreement.

                                Respectfully submitted,

                                SQUIRE, SANDERS & DEMPSEY L.L.P.